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                                                                    Exhibit 99.1
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                                 NEWS RELEASE


DAVID RADEKE, Chief Operating Officer
(978) 282-1800                                     November 24, 1999


                   NUTRAMAX ANNOUNCES ACCOUNTING DEVELOPMENT

     GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. announced today that the Company advised Deloitte & Touche LLP, its former auditors, that it had determined that its financial statements for the year ended October 3, 1998 should be restated. The analysis supporting the restatement was performed by Arthur Andersen LLP serving in its role as an advisor to Company counsel, with the assistance of management. Subsequently, Deloitte & Touche informed the Company that it was unable to make a determination as to the appropriateness of the proposed restatement of the 1998 financial statements, and as a result of the Company's conclusion that the 1998 financial statements should be restated, Deloitte & Touche is withdrawing its audit report dated November 24, 1998 covering each of the three years in the period ended October 3, 1998.

     NutraMax has engaged Arthur Andersen to perform an audit with respect to its balance sheet as of September 30, 1999. Once available, the Company intends to release such balance sheet together with its unaudited other financial statements for fiscal 1999 and its unaudited restated financial statements for fiscal 1998.

     The Company also announced the resignations of Donald Lepone, former President and Chief Executive Officer, and Robert Burns, former Chief Financial Officer. Dawn Larson has been appointed Chief Financial Officer. David Radeke, Executive Vice President, has been promoted to Chief Operating Officer. The Company is conducting a search for a Chief Executive Officer.
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     NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross and NutraMax.

     Visit NutraMax on the Internet at http://www.nutramax.com.

     Some of the information contained in this new release constitutes forward-looking statements within the meaning of Section 27A of the Securities Section 21E of the Exchange Act. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from those set forth in the forward-looking statements.



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